Exhibit 10.1

August 6, 2008

Ms. Christine Beauchamp

240 Centre Street, Apt. 5A

New York, NY 10013

Dear Christine,

We are very pleased to offer you an opportunity to join Ann Taylor (the “Company”) in the position of President, Ann Taylor Stores, reporting directly to Kay Krill. By joining our organization, you will be contributing to our mission of providing updated classic clothing which addresses the ever-evolving lifestyles of women through all of our divisions.

Your anticipated start date is August 11, 2008. Specific terms and conditions of this offer are as follows:

Compensation

•	Your starting annual salary will be $800,000, to be paid semi-monthly.

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Fiscal Year 2008 bonus eligibility will be 70% of your base salary, prorated from your date of hire. Under the 2008 Ann Taylor Incentive Plan, the bonus is based on seasonal results and paid on a seasonal basis for associates in your position. Associates hired after May 31 are not eligible for Spring results payout which is made in September, and associates hired after November 30 are not eligible for the Fall results payout which is made in March. This potential bonus will be determined by corporate or division operating profit targets under the Ann Taylor Incentive Plan with payout to be paid at the sole discretion of the Company.

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On your start date, we are granting you 50,000 stock options. These options vest over a three (3) year period with 16,666 vesting on the first anniversary date of the grant and 16,667 vesting on the second and third anniversary dates of the grant, provided that you are still employed by the Company on the anniversary dates. You will receive a letter outlining the terms of the grant within 30 days from your hire date.

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On your start date, we are also granting you 25,000 shares of Restricted Common Stock. These shares vest over a three (3) year period with 8,333 vesting on the first and second anniversary dates of the grant and 8,334 vesting on the third anniversary date of the grant, provided that you are still employed by the Company on the anniversary dates. You will receive a letter outlining the terms of the grant within 30 days from your hire date.

•	You will be eligible in 2009 and thereafter to participate in stock options and restricted stock programs. Exact grant amounts will be determined during future grant cycles.

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You are eligible to participate in the restricted cash feature of the Ann Taylor Incentive Plan for the Fall Season of Fiscal Year 2008, with a target of 42.5% of your base salary, prorated from your date of hire. Under this feature, the bonus is based on seasonal results. It is anticipated that this potential bonus will be determined by corporate operating profit targets under the Ann Taylor Incentive Plan. If the bonus is earned, it is mandatory that the payout be deferred for a 3 year period. During the 3 year period, the final value of the deferral will be based on the average growth or decline of corporate net income. If you are not employed on the date of the payout at the end of the 3 year period you will forfeit the entire bonus, except to the extent otherwise specified in the Confidentiality, Non-Solicitation of Associates and Non-Competition Agreement entered into on August 7, 2008 (the “Confidentiality Agreement”).

Good Reason

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If you terminate your employment for “Good Reason” (as defined below) you will not be deemed to have voluntarily resigned and you will be entitled to the benefits set forth in the Confidentiality Agreement as if you had been terminated by the Company without Cause (as defined in the Confidentiality Agreement). As used herein, “Good Reason” shall mean: (1) a change in your reporting relationship so that you no longer report to the CEO of Ann Taylor Stores Corporation; (2) action by the Company resulting in a diminution of your title or responsibilities; (3) the Company’s relocation of your principal place of employment outside of the New York City metropolitan area; or (4) the Company’s breach of any contractual agreements with you, provided the Company does not cure such breach within fourteen calendar days of notice from you.

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If you terminate your employment without Good Reason, the Company will not waive the provisions of Paragraph 2(b) of the Agreement or shorten the Non-Competition period pursuant to Paragraph 2(c) of the Confidentiality Agreement.

Paid Time Off

•	Your annual Paid Time Off (PTO) entitlement is 25 days. For 2008, you are eligible for 15 days.

Benefits

•	You will be eligible for medical, dental, vision, life and disability insurance under the Ann Taylor, Inc. benefit plans, available on a contributory basis after 30 days of service.

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You are eligible to participate in the Ann Taylor, Inc. 401K plan on the 1st of the month following 30 days of service. If you do not make an election to participate, you will automatically be enrolled in the plan 60 days from your date of hire at a deferral rate of 3%. You will be eligible to receive a match under the plan after one year of service. You have the option at any time to opt out of the plan or to change your contribution election.

•	Our discounted stock purchase plan is available on set enrollment dates during the year.

•	You will be eligible for our Annual Executive Health Exam.

•	You will be eligible for Financial Planning Services from Charles Schwab.

•	You will be eligible to participate in the Ann Taylor Deferred Compensation Program.

•	An Associate discount of 40% is available on all merchandise.

All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.

Induction

On your first day at 9:00 a.m., you have been invited to attend an Induction to Ann Taylor. This will be held at the following address:

7 Times Square Tower

Broadway, between 41st and 42nd Streets

(proceed to the Sky Lobby reception desk on 5)

New York, NY 10036

The terms and conditions of your employment with Ann Taylor are governed by the laws of New York State and standard Company policies. This offer of employment is contingent upon your execution of the Confidentiality Agreement attached hereto and your satisfactorily meeting all pre-employment requirements including a background check and proof of your eligibility to work in the United States.

Please understand that this letter is not a contract of continuing employment. Your employment by Ann Taylor is “Employment-at-Will”, which means it is for no fixed term, and either you or Ann Taylor may terminate the employment relationship at any time and for any reason.

Please review the terms and conditions of employment outlined in this letter, sign and date the acknowledgment below, and return all pages of this letter in the self-addressed stamped envelope. We have provided an additional copy for your records.

Ann Taylor values the unique talents that each new hire brings to our organization. We look forward to welcoming you to our team, and providing you with the opportunity to grow professionally in a supportive environment. If you have any questions regarding this offer, please contact me.

Sincerely,

Mark G. Morrison EVP, Human Resources

Acceptance of Offer

My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter. I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies.

Signature:	/s/ Christine Beauchamp	Date: 8/7/08